EXHIBIT 99.1

AVX Corporation Announces Preliminary Second Quarter Results

GREENVILLE, S.C. – October 29, 2014 -- AVX Corporation (NYSE: AVX) today reported preliminary unaudited results for the second quarter ended September 30, 2014.

Chairman and Chief Executive Officer, John Gilbertson, stated, “During the quarter, the business performed well. The company continued to control costs and manage margins. Operating profit increased $18.8 million over the same quarter last year with comparable sales. We have seen increased design activity from many hand held device and hybrid electric vehicle manufacturers as the need to extend battery life for sophisticated electronics continues. We anticipate an increase in electronic applications in many markets during the next year.”

For the quarter ended September 30, 2014, net sales were $365.4 million and net income was $44.6 million, or $0.27 per diluted share, compared to net sales of $375.8 million and net income of $28.8 million, or $0.17 per diluted share, for the quarter ended September 30, 2013.

For the six months ended September 30, 2014, net sales were $716.0 million and net income was $85.4 million or $0.51 per diluted share, compared to net sales of $745.2 million and net income of $56.5 million, or $0.33 per diluted share, for the six months ended September 30, 2013.

Chief Financial Officer, Kurt Cummings, stated, “We continued to generate positive cash flows from operations as a result of higher net income and focus on accounts receivable collections and inventory levels. In order to enhance shareholder value, the Board of Directors recently increased the quarterly dividend to $0.105 per common share, representing a $0.42 annual dividend rate. The Company’s financial position remains strong with cash, cash equivalents and short and long-term investments in securities of $978.3 million and no debt at September 30, 2014.”

AVX, headquartered in Greenville, South Carolina, is a leading manufacturer and supplier of a broad line of passive electronic components and related products.

Please visit our website at www.avx.com.

AVX Corporation and Subsidiaries

Consolidated Condensed Statements of Operations

(unaudited)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2013	2014	2013	2014
Net sales	$375,785	$365,405	$745,163	$715,994
Cost of sales	304,260	277,632	605,367	543,044
Gross profit	71,525	87,773	139,796	172,950
Selling, general & admin. expense	30,160	27,634	59,196	57,258
Profit from operations	41,365	60,139	80,600	115,692
Other income, net	397	557	1,245	1,275
Income before income taxes	41,762	60,696	81,845	116,967
Provision for taxes	12,946	16,075	25,372	31,575
Net income	$28,816	$44,621	$56,473	$85,392

Basic income per share	$0.17	$0.27	$0.33	$0.51
Diluted income per share	$0.17	$0.27	$0.33	$0.51

Weighted average common shares outstanding:
Basic	168,587	168,031	168,617	168,093
Diluted	168,737	168,294	168,824	168,343

AVX Corporation and Subsidiaries

Consolidated Condensed Balance Sheets

(unaudited)

(in thousands)

	March 31,	September 30,
	2014	2014
Assets
Cash and cash equivalents	$460,674	$312,181
Short-term investments in securities	413,615	512,422
Accounts receivable, net	208,445	201,961
Inventories	550,518	523,228
Other current assets	135,471	188,174
Total current assets	1,768,723	1,737,966
Long-term investments in securities	25,000	153,742
Property, plant and equipment, net	235,725	216,083
Goodwill and other intangibles	280,786	278,212
Other assets	74,754	26,090

TOTAL ASSETS	$2,384,988	$2,412,093

Liabilities and Stockholders' Equity
Accounts payable	$94,634	$95,736
Income taxes payable and accrued expenses	67,300	199,074
Total current liabilities	161,934	294,810
Other liabilities	175,369	47,884

TOTAL LIABILITIES	337,303	342,694

TOTAL STOCKHOLDERS' EQUITY	2,047,685	2,069,399

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,384,988	$2,412,093

This Press Release contains "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding industry prospects and future results of operations or financial position, made in this Press Release are forward-looking. The forward-looking information may include, among other information, statements concerning our outlook for fiscal year 2015, overall volume and pricing trends, cost reduction and acquisition strategies and their anticipated results, expectations for research and development, and capital expenditures. There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. Forward-looking statements reflect management's expectations and are inherently uncertain. The forward-looking information and statements in this Press Release are subject to risks and uncertainties, including those discussed in our Annual Report on Form 10-K for fiscal year ended March 31, 2014, that could cause actual results to differ materially from those expressed in or implied by the information or statements herein. Forward-looking statements should be read in context with, and with the understanding of, the various other disclosures concerning the Company and its business made elsewhere in this Press Release as well as other public reports filed by the Company with the SEC. You should not place undue reliance on any forward-looking statements as a prediction of actual results or developments.

Any forward-looking statements by the Company are intended to speak as of the date thereof. We do not intend to update or revise any forward-looking statement contained in this Press Release to reflect new events or circumstances unless and to the extent required by applicable law. All forward-looking statements contained in this Press Release constitute "forward-looking statements" within the meaning of Section 21E of the United States Securities Exchange Act of 1934 and, to the extent it may be applicable by way of incorporation of statements contained in this Press Release by reference or otherwise, Section 27A of the United States Securities Act of 1933, each of which establishes a safe-harbor from private actions for forward-looking statements as defined in those statutes.

Contact:

AVX Corporation, Greenville

Kurt Cummings

864-967-9303

finance@avx.com